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                                State of Delaware
                        Office of the Secretary of State


                  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "LENFEST COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 1996, AT 1:30 O'CLOCK P.M.





                                               ------------------------------
                                               Edward J. Freel,
                                               Secretary of State

[Notarial Seal]

Authentication:  7995397


Date:    06-20-96



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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                          LENFEST COMMUNICATIONS, INC.

                               *******************


                  LENFEST COMMUNICATIONS, INC., a corporation organized and existing and incorporated on March 27, 1974 under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "Corporation"),

DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amended and restated Certificate of Incorporation, declaring said amendment and restatement to be advisable and calling for consideration thereof at the next regularly scheduled meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated so as to read in full as follows:

                  1.       The name of the corporation is LENFEST
                           COMMUNICATIONS, INC.

                  2. The address of its registered office in the State of Delaware is 1105 North Market Street, Suite 1300, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is Delaware Corporate Management, Inc.

                  3. The nature of the business or purposes to be conducted or promoted is:

                           To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. The aggregate number of shares of the corporation shall have authority to issue is 158,886 shares of stock, par value one cent ($0.01) per share.

                  5. The name and mailing address of each incorporator is as follows:



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                                  Name               Mailing Address
                                  ----               ---------------

                               G.J. Coyle         100 West Tenth Street
                                                  Wilmington, Delaware 19801

                               W.J. Reif          100 West Tenth Street
                                                  Wilmington, Delaware  19801

                               R.F. Andrews       100 West Tenth Street
                                                  Wilmington, Delaware  19801

                  6.       The corporation is to have perpetual existence.

                  7. Until December 31, 2001, the number of directors shall be five. During such time the shares directly and/or beneficially owned by the Lenfest Family (any one or more of H.F. Lenfest, Marguerite Lenfest, their issue and the Lenfest Foundation and its successors), represented by H.F. Lenfest if living and if not by the Lenfest Foundation, shall have the right to elect three directors, and the shares owned directly or beneficially by LMC Lenfest, Inc. and its successors ("LMC Lenfest") shall have the right to elect two directors. Beginning on January 1, 2002, the number of directors shall be six, whereupon, in addition to the rights regarding the election of directors set forth above, LMC Lenfest shall have the right to elect one additional director, for a total of three to be elected by LMC Lenfest. The right of the Lenfest Family to elect three directors shall continue so long as any member of the Lenfest Family owns any stock in the corporation. Vacancies among the directors elected by the Lenfest Family shall be filled at the direction of the Lenfest Family; vacancies among the directors elected by LMC Lenfest shall be filled at the direction of LMC Lenfest.

                  8. In furtherance and not in limitation of the powers conferred by statute, the affirmative vote of all outstanding shares shall be required to take any action, directly or indirectly or by effect, to:

                           (a) Amend, alter, modify, restate or repeal the Certificate of Incorporation or By-Laws of the corporation;

                           (b) Amend, alter, modify, restate or repeal the By-Laws; and/or

                           (c) Dissolve, or recapitalize, or merge or consolidate with or into any person (whether or not this corporation shall survive such merger or consolidation), or sell, lease or exchange material assets of the corporation (subject to right of a majority of the

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                                    Board to create a bona fide pledge assets
                                    and convey title to same in event of
                                    foreclosure).

                  9. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the corporation. Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

                  10. No director of the corporation shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
                           (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this
                           Article 10, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
                           Article 10, shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

                  SECOND: That said amendment and restatement was unanimously adopted by the stockholders of the Corporation at the Annual Meeting of Stockholders.

                  THIRD: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 & 245 of the General Corporation Law of the State of Delaware, as amended.

                  FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.


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                  IN WITNESS WHEREOF, said Lenfest Communications, Inc. has
caused its corporate seal to hereunto affixed and this certificate to be signed by H.F. Lenfest, its President, and Marguerite B. Lenfest, its Secretary, this 4th day of April, 1996.

                                              LENFEST COMMUNICATIONS, INC.




                                              BY:______________________________
                                                       H.F. Lenfest, President

[CORPORATE SEAL]


Attest:______________________
         Marguerite B. Lenfest,
         Secretary

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